Exhibit 99.1

NEWS
Contacts:

Investors/Analysts: Brian J. Radecki - Chief Financial Officer (301) 664-9132 bradecki@costar.com Media: Timothy J. Trainor - Communications Director (301) 280-7695 ttrainor@costar.com

CoStar Group, Inc. Announces Third Quarter 2009 Results
Revenues Increase 7% Quarter over Quarter as Company Adds $10 Million in Cash

BETHESDA, MD – October 21, 2009 – CoStar Group, Inc. (NASDAQ: CSGP), the number one provider of information, marketing and analytic services to the commercial real estate industry, today announced that revenues for the third quarter of 2009 were $53.6 million, an increase of $3.5 million or 7%, compared to revenues of $50.1 million for the second quarter of 2009, as acquisition revenue and stronger than anticipated organic revenue contributed to sequential quarterly revenue growth.  Although market conditions remain challenging, the Company’s third quarter organic revenue declined at a significantly slower rate than in each of the prior three quarters.

Net income for the quarter ended September 30, 2009 was $4.3 million, or $0.22 per diluted share, compared to $4.6 million, or $0.24 per diluted share for the quarter ended June 30, 2009.  EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter ended September 30, 2009 was $10.6 million, compared to EBITDA of $11.6 million for the quarter ended June 30, 2009. Third quarter 2009 results included approximately $500,000 of acquisition and deal-related costs associated primarily with the acquisition of Property and Portfolio Research, Inc. (PPR).

As of September 30, 2009, the Company had $253.9 million in cash, cash equivalents, short-term and long-term investments, which is an increase of $10.2 million since June 30, 2009. The Company has no long-term debt.

Year 2008-2009 Quarterly Results - Unaudited
(in millions, except per share data)
	2008				2009
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Revenues	$52.3	$53.5	$53.8	$52.9	$51.4	$50.1	$53.6
EBITDA	11.5	12.8	15.5	16.7	14.4	11.6	10.6
Net income	5.0	5.4	6.6	7.5	6.1	4.6	4.3
Net income per share - diluted	0.26	0.28	0.34	0.38	0.31	0.24	0.22
Weighted average outstanding shares - diluted	19.4	19.5	19.6	19.5	19.6	19.6	20.1

“Despite the weak commercial real estate market, we saw a marked improvement in our organic revenue this past quarter as investors, owners, lenders and government agencies turned to CoStar for insight into market conditions,” said CoStar Group President and CEO Andrew C. Florance.  “The fact that subscribers view our services as ‘must have’ utilities was evident in our renewal rate, which improved quarter over quarter despite the difficult market conditions.” In addition, the number of net new paying subscribers increased during the third quarter of 2009 to 83,620, which includes both PPR and quarter over quarter organic growth.

“We have also recently positioned the Company for additional, future revenue growth through the acquisition of Resolve Technology, Inc., the second company we have acquired in the past 90 days,” said Florance. “By continuing our acquisition strategy, we are able to provide additional tools and resources that we expect will add value for our subscribers by helping them do more with the information we provide,” he continued.

“Resolve’s tools are used by many of the world’s leading institutional investors to integrate disparate historical, budget and pro forma financial and property information and spreadsheets into one centralized data warehouse so that they can more effectively analyze their real estate investments,” said Florance. “We believe the singular capability of Resolve’s tools to facilitate the integration of real estate investors’ actual and forecasted investment performance data with CoStar’s comprehensive, research-verified property information and forecasts from PPR will significantly enhance the value of all three companies’ products.”

Florance commented that he also was pleased with the progress on PPR’s integration with CoStar’s research platform and the emerging cross-selling opportunities.  “We have already cross-sold several clients in the third quarter of 2009. Projected sales and revenue from the acquisition are running ahead of plan, and I am very pleased by the interest we are seeing so far.”

CoStar’s third quarter 2009 revenues include prorated revenue of $3.8 million from PPR, which the Company announced it acquired on July 20, 2009.

Also during the third quarter, CoStar continued to deliver new product enhancements and made more of its services available in additional markets.

“The extensive new analytic capabilities we've added to our service over the past six months represent a major step in our ongoing strategy to provide CoStar subscribers with the best available tools for analyzing commercial real estate markets,” said Florance. “This past quarter, our research team expanded our CoStar COMPS® and CoStar Tenant® services, bringing CoStar’s full suite of information services to every market in the U.S. We have already begun to capture additional revenue from the expanded offerings.”

Subscription-based revenue accounted for more than 95% of the Company’s total revenue in the third quarter of 2009. The 12-month trailing customer renewal rate for CoStar’s subscription-based services was approximately 85%. In addition, the third quarter 2009 renewal rate increased over the second quarter of 2009, the first quarterly increase in the renewal rate this year.

Fourth Quarter 2009 Outlook

“For the fourth quarter of 2009, we expect approximately $53.0 to $54.0 million in revenues, and fully diluted net income per share of approximately $0.16 to $0.19,” stated CoStar Group Chief Financial Officer Brian J. Radecki.  “Our fourth quarter outlook includes approximately $0.03 per share of deal-related costs, purchase amortization, equity compensation, and other costs related to the acquisition of Resolve,” said Radecki.

“For the full year of 2009, we expect approximately $208.0 to $209.0 million in revenues, and fully diluted net income per share of approximately $0.92 to $0.95,” Radecki added.  “Our full year guidance includes approximately $6.9 million in pre-tax, non-cash equity compensation charges related to the vesting of restricted stock and stock option grants,” said Radecki.

Management will conduct a conference call to discuss earnings results for the third quarter ended September 30, 2009, and the financial outlook for the fourth quarter of 2009 at 11:00 a.m. ET on Thursday, October 22, 2009. The audio portion of the conference call will be broadcast live over the Internet at http://www.costar.com/investor.aspx. To join the conference call by telephone, please call (800) 288-8976 from within the United States and Canada, or (612) 332-0335 from outside the United States and Canada. Refer to conference reservation number 118413. A replay of the conference call will be available approximately one hour after the live call concludes and remain available through midnight on November 5, 2009. The replay telephone number is (800) 475-6701 within the United States and Canada, or (320) 365-3844 outside the United States and Canada.  Refer to Conference reservation number 118413. The replay will also be available over the Internet at http://www.costar.com/investor.aspx for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008

Revenues	$53,590	$53,757	$155,024	$159,499
Cost of revenues	19,149	17,613	52,787	55,675
Gross margin	34,441	36,144	102,237	103,824

Operating expenses:
Selling and marketing	11,630	10,336	30,542	33,330
Software development	3,454	3,122	9,697	9,677
General and administrative	11,564	10,170	33,585	30,074
Purchase amortization	842	1,236	2,530	3,723
	27,490	24,864	76,354	76,804

Income from operations	6,951	11,280	25,883	27,020
Interest and other income, net	263	951	1,027	4,132
Income before income taxes	7,214	12,231	26,910	31,152
Income tax expense, net	2,889	5,586	11,863	14,030
Net income	$4,325	$6,645	$15,047	$17,122

Net income per share - basic	$0.22	$0.34	$0.77	$0.89
Net income per share - diluted	$0.22	$0.34	$0.76	$0.88

Weighted average outstanding shares - basic	19,868	19,393	19,628	19,330
Weighted average outstanding shares - diluted	20,084	19,604	19,749	19,535

Reconciliation of Non-GAAP Financial Measures with Net Income

Net income	$4,325	$6,645	$15,047	$17,122
Purchase amortization in cost of revenues	659	585	1,641	1,772
Purchase amortization in operating expenses	842	1,236	2,530	3,723
Depreciation and other amortization	2,107	2,432	6,571	7,374
Interest income, net	(263)	(951)	(1,027)	(4,132)
Income tax expense, net	2,889	5,586	11,863	14,030
EBITDA	$10,559	$15,533	$36,625	$39,889

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$200,738	$159,982
Short-term investments	23,253	35,268
Accounts receivable, net	13,811	12,294
Deferred income taxes	2,757	2,036
Prepaid and other current assets	4,051	2,903
Total current assets	244,610	212,483

Long-term investments	29,939	29,340
Deferred income taxes	6,554	3,392
Property and equipment, net	16,579	16,876
Intangible and other assets, net	92,825	70,749
Deposits and other assets	1,828	1,544
Total assets	$392,335	$334,384

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$25,168	$19,694
Deferred revenue	14,213	9,442
Total current liabilities	39,381	29,136

Deferred income taxes	–	132
Income taxes payable	1,707	1,695

Stockholders' equity	351,247	303,421
Total liabilities and stockholders' equity	$392,335	$334,384

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Revenues
United States	$48,807	$48,026	$141,590	$141,888
International
External customers	4,783	5,731	13,434	17,611
Intersegment revenue*	308	-	308	-
Total international revenue	5,091	5,731	13,742	17,611
Intersegment eliminations	(308)	-	(308)	-
Total Revenues	$53,590	$53,757	$155,024	$159,499

EBITDA
United States	$10,646	$15,852	$37,202	$42,184
International**	(87)	(319)	(577)	(2,295)
Total EBITDA	$10,559	$15,533	$36,625	$39,889

* Intersegment revenues are attributable to services performed by  Property & Portfolio Research Ltd. for  Property & Portfolio Research, Inc.  United States EBITDA includes a corresponding cost for the services performed by Property & Portfolio Research Ltd.

** International EBITDA includes a corporate allocation of approximately $153,000 and $277,000 for the three months ended September 30, 2009 and 2008, respectively, and $334,000 and $887,000 for the nine months ended September 30, 2009 and 2008, respectively.

Reconciliation of Non-GAAP Financial Measures with 2008-2009 Quarterly Results - Unaudited
(in millions)
	2008				2009
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Net income	$5.0	$5.4	$6.6	$7.5	$6.1	$4.6	$4.3
Purchase amortization	1.8	1.9	1.8	1.7	1.4	1.2	1.5
Depreciation and other amortization	2.5	2.5	2.4	2.3	2.2	2.2	2.1
Interest income, net	(1.9)	(1.3)	(0.9)	(0.8)	(0.4)	(0.3)	(0.2)
Income tax expense, net	4.1	4.3	5.6	6.0	5.1	3.9	2.9
EBITDA	$11.5	$12.8	$15.5	$16.7	$14.4	$11.6	$10.6

About CoStar Group, Inc.
CoStar Group, Inc. (Nasdaq:CSGP) is the number one provider of information, marketing and analytic services to commercial real estate professionals in the United States as well as the United Kingdom. CoStar's suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information throughout the U.S. as well as in the United Kingdom and France. Headquartered in Bethesda, MD, CoStar has approximately 1,400 people working for the Company worldwide, including the largest professional research organization in the industry. For more information, visit http://www.costar.com.

This news release includes "forward-looking statements" including, without limitation, statements regarding CoStar's expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar's filings from time to time with the Securities and Exchange Commission, including CoStar's Form 10-K for the year ended December 31, 2008, and CoStar's Form 10-Q for the quarter ended June 30, 2009 under the heading "Risk Factors." In addition to these statements, there can be no assurance that our renewal rate is evidence that subscribers view our services as 'must have' utilities that organic revenue growth will be as anticipated; that the acquisition of Resolve positions the Company for additional revenue growth; that the Company's acquisition strategy will provide additional tools and resources that will add value for its subscribers; that Resolve's tools will facilitate the integration of real estate investors' actual and forecasted investment performance data with CoStar's comprehensive, research-verified property information and forecasts from PPR and therefore significantly enhance the value of all three companies' products; that sales and revenue from the Company's acquisition of PPR will run ahead of plan; that the Company will continue to capture additional revenue from its expanded offerings; that revenue and fully diluted net income per share for the fourth quarter of 2009 will be as stated in this press release; that deal-related costs, purchase amortization, equity compensation, and other costs related to the acquisition of Resolve for the fourth quarter and full year 2009 will be as stated in this press release; that revenue and fully diluted net income per share for the full year 2009 will be as stated in this press release; and that pre-tax, non-cash equity compensation charges related to the vesting of restricted stock and stock option grants for the full year 2009 will be as stated in this press release. All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.